As filed with the Securities and Exchange Commission on November 8, 2022
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FTAI Finance Holdco Ltd.
(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	7350	98-1420784
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin Krieger, Esq.
BoHee Yoon, Esq.
c/o Fortress Investment Group LLC
1345 Avenue of the Americas, 45th Floor
New York, New York 10105
(212) 798-6100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Joseph A. Coco, Esq.
Michael J. Schwartz, Esq.
Blair T. Thetford, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
(212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the conditions to the reorganization transaction contemplated by the merger agreement described in the included proxy statement/prospectus/information statement have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ Registration No. 333-266851

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

Pursuant to its Registration Statement on Form S-4 (Registration No. 333-266851) (the “Prior Registration Statement”), as amended on September 14, 2022, September 29, 2022 and October 4, 2022, declared effective as of October 11, 2022, FTAI Finance Holdco Ltd. (to be known as FTAI Aviation Ltd. following the merger), a Cayman Islands exempted company (the “Company”) registered the issuance of an aggregate of (i) 99,378,771 Class A ordinary shares, par value $0.01 per share (the “Common Shares”), (ii) 4,180,000 8.25% Fixed-to-Floating Rate Series A Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share (the “Series A Preferred Shares”), (iii) 4,940,000 8.00% Fixed-to-Floating Rate Series B Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share (the “Series B Preferred Shares) and (iv) 4,200,000 8.25% Fixed-Rate Reset Series C Cumulative Perpetual Redeemable Preferred Shares, par value $0.01 per share (the “Series C Preferred Shares”) and paid an aggregate fee of $196,158.15. The Company is filing this Registration Statement on Form S-4 pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933, as amended, solely to register an additional 329,104 Common Shares for issuance in connection with the consummation of the merger contemplated by the Agreement and Plan of Merger, dated August 12, 2022, by and among the Company, Fortress Transportation and Infrastructure Investors LLC and FTAI Aviation Merger Sub LLC, a wholly-owned subsidiary of the Company.

STATEMENT OF INCORPORATION BY REFERENCE

This Registration Statement incorporates by reference the contents of the Prior Registration Statement, including all amendments, supplements and exhibits thereto and all information incorporated or deemed to be incorporated by reference therein. Additional opinions and consents required to be filed with this Registration Statement are listed on the Exhibit Index included with this Registration Statement.

Exhibit Index

Exhibit Number	Description

5.1*	Opinion of Maples and Calder (Cayman) LLP.

23.1*	Consent of Ernst & Young LLP, an Independent Registered Public Accounting Firm.

23.2*	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).

24.1**	Powers of Attorney.

107*	Filing Fee Table.

*	Filed herewith.
**
Previously filed with the registrant’s Registration Statement on Form S-4 (Registration No. 333-266851), as amended, which was initially filed with the Securities and Exchange Commission on August 12, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 8th day of November, 2022.

FTAI Finance Holdco Ltd.

By:	/s/ Joseph P. Adams, Jr.
	Name:	Joseph P. Adams, Jr.
	Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Joseph P. Adams, Jr.	Chairman and Chief Executive Officer	November 8, 2022
Joseph P. Adams, Jr.

/s/ Eun (Angela) Nam	Chief Financial Officer and Chief Accounting Officer	November 8, 2022
Eun (Angela) Nam